September 8, 1994


FHP International Corporation
9900 Talbert Avenue
Fountain Valley, California  92708

Ladies and Gentlemen:

          In my capacity as Associate General Counsel of FHP International Corporation, a Delaware corporation (the "Company"), I have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 100,000 shares of the Company's Common Stock, $0.05 par value per share (the "Shares"), which are to be offered and sold pursuant to the TakeCare Savings and Retirement Plan (the "Plan").

          Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Shares have been duly authorized and validly issued by all necessary corporate action on the part of the Company and, are fully paid and non-assessable.

          I consent to the use of this opinion as an exhibit to the Registration Statement.

                              Respectfully submitted,



                              /s/ Robert F. Murphy
                              _____________________________
                              Robert F. Murphy
                              Associate General Counsel